Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1

Dated as of May 8, 2012

to

AMENDED AND RESTATED SENIOR SECURED NOTE PURCHASE AGREEMENT

Dated as of February 10, 2011

THIS AMENDMENT NO. 1 (“Amendment”) is made as of May 8, 2012 by and among Encore Capital Group, Inc. (the “Company”), the undersigned holders of Notes (the “Noteholders”) and, solely for purpose of Section 1 of this Amendment, SunTrust Bank (“SunTrust”), as, on and after the Amendment No. 1 Effective Date, collateral agent (the “Collateral Agent”) under that certain Intercreditor Agreement, dated as of September 20, 2010, by and among the Noteholders and JPMorgan Chase Bank, N.A. (“JPMorgan”), as, prior to the Amendment No. 1 Effective Date, collateral agent and administrative agent thereunder and, for purpose of certain provisions thereof, the Company and the other Credit Parties (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”). Reference is made to that certain Amended and Restated Senior Secured Note Purchase Agreement, dated as of February 10, 2011, between the Company, on the one hand, and the Purchasers named therein, on the other hand (as amended, supplemented or otherwise modified from time to time, the “Note Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Note Agreement.

WHEREAS, the Company has requested that the Noteholders agree to certain amendments with respect to the Note Agreement as provided in this Amendment, and SunTrust has requested that the Credit Parties, the Noteholders, and Sun Trust, as Collateral Agent, enter into Section 1 of this Amendment;

WHEREAS, the Noteholders party hereto have agreed to such amendments and to the terms of Section 1 of this Amendment on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Noteholders party hereto, and SunTrust, in its capacity as Collateral Agent, have agreed to enter into this Amendment.

1. Appointment of Successor Collateral Agent.

(a) The Noteholders and Credit Parties having received the notice of resignation (as required in Section 18 of the Intercreditor Agreement, other than the requirement that such notice be made at least 30 days in advance of the resignation, which requirement is hereby waived by the Noteholders and the Credit Parties in this instance only) of JPMorgan as collateral agent (in such capacity, the “Former Agent”) under the Intercreditor Agreement and other Transaction Documents, the Noteholders agree that, effective as of the date hereof, (a) JPMorgan has resigned as Collateral Agent under the Intercreditor Agreement and other Transaction Documents, and (b) SunTrust hereby is appointed (and SunTrust accepts such appointment) as successor Collateral Agent under the Intercreditor Agreement and other Transaction Documents. In accordance with Section 18 of the Intercreditor Agreement, JPMorgan is discharged from its duties and obligations under the Intercreditor Agreement and the other Transaction Documents as Collateral Agent, provided that notwithstanding the effectiveness of such resignation, the provisions of the Intercreditor Agreement and similar provisions in the other Transaction Documents shall continue in effect for the benefit of JPMorgan in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent under the Intercreditor Agreement or the other Transaction Documents, as applicable. The Credit Parties hereby notify the Noteholders, and the Noteholders and Credit Parties acknowledge, for purposes of the Intercreditor Agreement, that JPMorgan has resigned as “Agent” (as defined in the Intercreditor Agreement) and SunTrust has accepted the appointment of successor “Agent” (as defined in the Intercreditor Agreement), effective as of the Effective Date (as defined below).

(b) (i) the Collateral Agent shall bear no responsibility for any actions taken or omitted to be taken by the Former Agent while JPMorgan served as Collateral Agent under the Intercreditor Agreement and the other Transaction Documents and (ii) each of the parties hereto authorizes (including without limitation to the extent contemplated under Section 9-509 of the Uniform Commercial Code of the State of New York (or any corollary provision of the uniform commercial code of any other state)) SunTrust, as Collateral Agent, to file any UCC assignments or amendments with respect to the UCC Financing Statements, mortgages, and other filings in respect of the Collateral as SunTrust deems necessary or desirable to evidence the Collateral Agent’s succession as Collateral Agent under the Intercreditor Agreement and the other Transaction Documents and each party hereto agrees to execute any documentation reasonably necessary to evidence such succession.

(c) Without limiting the provisions of clause (b)(i) immediately above or any indemnification provisions set forth in the Intercreditor Agreement and the other Transaction Documents, each of the Noteholders and the Credit Parties agrees that SunTrust, in its capacity as Collateral Agent (and not in its capacity as Lender under the Credit Agreement), shall bear no responsibility or liability for any event, circumstance or condition existing on or prior to the date this Amendment becomes effective in accordance with Section 3 below (the “Effective Date”), including, without limitation, with respect to any of the Collateral, the Transaction Documents or the transactions contemplated thereby (the “Indemnified Events”). Furthermore, each Credit Party hereby agrees to indemnify and hold harmless SunTrust and each of its officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may at any time be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any Indemnified Events except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The agreements contained in this clause (c) shall survive the payment of the Secured Obligations and termination of the Transaction Documents.

(d) On and after the Effective Date, all items of collateral, including possessory collateral, held by the Former Agent for the benefit of the Secured Parties shall be deemed to be held by the Former Agent as agent and bailee for the benefit and on behalf of SunTrust, as Collateral Agent for the benefit of the Secured Parties, until such time as such possessory collateral has been delivered to SunTrust, as Collateral Agent. Notwithstanding anything herein to the contrary, the Company and each other Credit Party which is a party hereto agrees that all of such Liens granted by any Credit Party pursuant to any Transaction Document shall in all respects be continuing and in effect and are hereby ratified and reaffirmed. Without limiting the generality of the foregoing, any reference to the Former Agent on any publicly filed document, to the extent such filing relates to the Liens in the Collateral assigned hereby and until such filing is modified to reflect the interests of SunTrust, as Collateral Agent, shall, with respect to such Liens and security interests, constitute a reference to the Former Agent as collateral representative of SunTrust, as Collateral Agent.

(e) It is acknowledged and agreed by each of the parties hereto that SunTrust, solely in succeeding to the position of Collateral Agent (exclusive of its capacity as a Lender under the Credit Agreement), (i) has undertaken no analysis of the Collateral Documents or the Collateral and (ii) has made no determination as to (x) the validity, enforceability, effectiveness or priority of any Liens granted or purported to be granted pursuant to the Collateral Documents or (y) the accuracy or sufficiency of the documents, filings, recordings and other actions taken to create, perfect or maintain the existence, perfection or priority of the Liens granted or purported to be granted pursuant to the Collateral Documents. SunTrust shall be entitled to assume that, as of the date hereof, all Liens purported to be granted pursuant to the Collateral Documents are valid and perfected Liens having the priority intended by the Secured Parties. In addition, the Noteholders hereby agree that SunTrust shall have no liability for failing to have any of the Collateral Documents or other Transaction Documents assigned to the Collateral Agent.

(f) Following the Effective Date, all notices required to be delivered to the Agent or Collateral Agent under the Intercreditor Agreement or any other Transaction Document shall be delivered to SunTrust at the following address:

SunTrust Bank

3333 Peachtree Road

Atlanta, Georgia 30326

Attn: Peter Wesemeier

Facsimile: (404) 439-7390

With a copy to:

Sun Trust Bank

Agency Services

303 Peachtree Street, 25th floor

Atlanta, Georgia 30308

Attn: Doug Weltz

Facsimile: (404) 495-2170

2. Amendments to Note Agreement. Effective as of the Effective Date, the Note Agreement and, in the case of clause (a) below, each other Transaction Document, is amended as follows:

(a) The Note Agreement and each other Transaction Document are amended to remove all reference to JPMorgan Chase Bank N.A. as “Collateral Agent” and replace each such reference with a reference to SunTrust Bank.

(b) Section 9.2 of the Note Agreement is hereby amended and restated in its entirety as follows:

“The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is conducted on the Amendment No. 1 Effective Date (and after giving effect to the Propel Acquisition) and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, as in effect on the Closing Date, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) as permitted by Section 10.2, and (ii) except to the extent that the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect.”

(c) Section 9.7 of the Note Agreement is hereby amended to amend and restate the first sentence thereof in its entirety as follows:

“The Company shall cause each of its Subsidiaries (other than the Excluded Subsidiaries and (so long as any Propel Indebtedness is outstanding, or commitments therefor are in effect) each member of the Propel Group) to guarantee pursuant to the Multiparty Guaranty or supplement or counterpart thereto (or, in the case of a Foreign Subsidiary, any other guarantee agreement requested by the Required Holders) the obligations of the Company evidenced by the Notes and under the other Transaction Documents.”

(d) Section 10.4 of the Note Agreement is hereby amended to add the following proviso immediately prior to the semi-colon in clause 10.4.5:

“provided further that in the case of any investments in any member of the Propel Group, such investment shall be permitted only to the extent that, after giving effect to such investment, (i) no Default shall exist and be continuing and (ii) the Company shall be in compliance with Sections 10.12 and 10.13 on a pro-forma basis as if the investment occurred on the first day of the applicable period being tested pursuant to such Sections”

(e) Section 10.4 of the Note Agreement is hereby further amended to delete the “and” immediately following the semicolon in clause 10.4.8, to delete the period in clause 10.4.9 and replace such period with “; and”, and to add the following new clause 10.4.10 immediately following clause 10.4.9 thereof:

“the Propel Acquisition, provided that the acquisition consideration therefor does not in the aggregate exceed $195,000,000.”

(f) Section 10.5 of the Note Agreement is hereby amended by amending and restating clause 10.5.5 thereof in its entirety, as follows:

“Indebtedness arising from intercompany loans and advances (i) made by any Subsidiary to any Credit Party; provided that the Company agrees that all such Indebtedness owed to any member of the Propel Group by any Credit Party shall be expressly subordinated to the Secured Obligations pursuant to subordination provisions reasonably acceptable to the Required Holders, (ii) made by the Company to any other Credit Party; provided that the Company agrees that all such Indebtedness shall be expressly subordinated to the Secured Obligations pursuant to subordination provisions reasonably acceptable to the Required

Holders, (iii) made by the Company or any Subsidiary to any Subsidiary solely for the purpose of facilitating, in the ordinary course of business consistent with past practice as of the Closing Date (and excluding, for the avoidance of doubt, any business relating to the acquisition of receivables owed by a Person subject to bankruptcy or similar proceedings), the payment of fees and expenses in connection with collection actions or proceedings or (iv) made by the Company or any other Credit Party to any member of the Propel Group to the extent such loan would be permitted as an investment in compliance with the final proviso of Section 10.4.5;”

(g) Section 10.5 of the Note Agreement is hereby further amended to delete the “and” immediately following the semicolon in clause 10.5.14, to delete the period in clause 10.5.15 and replace such period with “; and”, and to add the following new clause 10.5.16 immediately following clause 10.5.15 thereof:

“the Propel Indebtedness, provided that the aggregate principal amount thereof does not exceed $190,000,000, and the unsecured guaranty obligations of the Company of such Propel Indebtedness.”

(h) Section 10.6 of the Note Agreement is hereby amended to delete the “and” immediately following the semicolon in clause 10.6.13, to delete the period in clause 10.6.14 and replace such period with “; and”, and to add the following clause 10.6.15 immediately following clause 10.6.14 thereof:

“Liens on the assets of any member of the Propel Group securing the Propel Indebtedness.”

(i) Section 10.9 of the Note Agreement is hereby amended and restated in its entirety as follows:

“The Company will not, nor will it permit any Credit Party or any member of the Propel Group to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Credit Party or member of the Propel Group (i) to pay dividends or make any other distribution on its stock, (ii) to pay any Indebtedness or other obligation owed to the Company or any other Subsidiary, (iii) to make loans or advances or other Investments in the Company or any other Subsidiary, or (iv) to sell, transfer or otherwise convey any of its property to the Company or any other Subsidiary, other than (A) customary restrictions on transfers, business changes or similar matters relating to earn out obligations in connection with Permitted Acquisitions, and (B) as provided in this Agreement, the Credit Agreement and as required pursuant to the documents governing the Propel Indebtedness, but only to the extent relating to the collateral owned by any member of the Propel Group securing the Propel Indebtedness.”

(j) Schedule B of the Note Agreement is amended to add the following definitions in their appropriate alphabetical order therein:

“ “Amendment No. 1” means Amendment No. 1 dated as of May 8, 2012, to Amended and Restated Senior Secured Note Agreement dated as of February 10, 2011 by and among the Company, the Noteholders named therein, JPMorgan and SunTrust, as Collateral Agent and as Administrative Agent.

“ “Amendment No. 1 Effective Date” means May 8, 2012.”

“ “Propel” means Propel Financial Services, LLC, a Texas limited liability company.”

“ “Propel Acquisition” means the acquisition by Propel Acquisition Co. of the Propel Group.”

“ “Propel Acquisition Co.” means a Subsidiary of the Company that is a Delaware limited liability company formed for the purpose of acquiring the Propel Group.”

“ “Propel Group” means Propel and its Subsidiaries and each other entity acquired by Propel Acquisition Co. as part of the same transaction as the acquisition of Propel.”

“ “Propel Indebtedness” means the Indebtedness incurred by any member of the Propel Group in connection with the Propel Acquisition and the on-going financing of the operations and business of the Propel Group.”

“ “Propel Principal Collections” means the aggregate amount of collections of the Propel Group (but not constituting Amortized Collections) which are not included in the revenues of any member of the Propel Group by reason of the application of such collections to the principal of such receivables.”

“ “SunTrust” means SunTrust Bank, a Georgia banking corporation, in its individual capacity, and its successors.”

(k) Schedule B of the Note Agreement is further amended to amend the definition of “Consolidated EBITDA” by restating clause (1) thereof to read as follows:

“to the extent not included in such revenue, Amortized Collections and Propel Principal Collections,”.

(l) Schedule 10.4.1 of the Note Agreement is amended to amend and restate clause 2(a) thereof in its entirety as follows:

“All investments will be held in US Dollars (other than investments in currencies of countries wherein the Company or any of its Subsidiaries carries on business, in an aggregate US Dollar equivalent amount not to exceed $20,000,000 at any time).”

3. Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that (a) the Noteholders shall have received (i) counterparts of this Amendment duly executed by the Company, the Required Holders and the Collateral Agent and the Consent and Reaffirmation attached hereto duly executed by the Guarantors, (ii) a fully executed copy of the credit agreement to be entered into by Propel on or about the date hereof, which shall be in form and substance reasonably satisfactory to the Required Holders, (iii) a fully executed copy of a corresponding amendment to the Credit Agreement together with a fully executed copy of the accompanying side letter signed by JPMorgan Chase Bank, N.A. and acknowledged by each of SunTrust Bank and the Company, and (iv) such other opinions, instruments and documents as are reasonably requested by the Noteholders and (b) the Company shall have paid, to the extent invoiced, all fees and expenses of the Noteholder (including attorneys’ fees and expenses) in connection with this Amendment and the other Transaction Documents.

4. Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a) This Amendment and the Note Agreement as amended hereby constitute legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms.

(b) As of the date hereof and giving effect to the terms of this Amendment, (i) there exists no Default or Event of Default and (ii) the representations and warranties contained in Section 5 of the Note Agreement, as amended hereby, are true and correct, except for representations and warranties made with reference solely to an earlier date, which are true and correct as of such earlier date.

5. Reference to and Effect on the Note Agreement.

(a) Upon the effectiveness hereof, each reference to the Note Agreement in the Note Agreement or any other Transaction Document shall mean and be a reference to the Note Agreement as amended hereby.

(b) Except as specifically amended above, the Note Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) Other than as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Noteholders, nor constitute a waiver of any provision of the Note Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

ENCORE CAPITAL GROUP, INC.

By:	/s/ J. Brandon Black
Name:	J. Brandon Black
Title:	President & Chief Executive Officer

Signature Page to Amendment No. 1

Encore Capital Group, Inc.

Amended and Restated Senior Secured Note Purchase Agreement dated as of February 10, 2011

SUNTRUST BANK,
as Collateral Agent, solely for purpose of Section 1 of this Amendment

By:	/s/ Peter Wesemeier
Name:	Peter Wesemeier
Title:	Vice President

Signature Page to Amendment No. 1

Encore Capital Group, Inc.

Amended and Restated Senior Secured Note Purchase Agreement dated as of February 10, 2011

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Mitchell W. Reed
Title:	Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Mitchell W. Reed
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., investment manager

By:	/s/ Mitchell W. Reed
Title:	Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	Prudential Investment Management, Inc., investment manager

By:	/s/ Mitchell W. Reed
Title:	Vice President

Signature Page to Amendment No. 1

Encore Capital Group, Inc.

Amended and Restated Senior Secured Note Purchase Agreement dated as of February 10, 2011

CONSENT AND REAFFIRMATION

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 1 to the Amended and Restated Senior Secured Note Agreement dated as of February 10, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”) by and between Encore Capital Group, Inc. (the “Company”) and the holders of Notes party thereto (the “Noteholders”), which Amendment No. 1 is dated as of May 8, 2012 (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Note Agreement. Without in any way establishing a course of dealing by any Noteholder, each of the undersigned agrees to be bound by its obligations under Section 1 of the Amendment and consents to the Amendment and reaffirms the terms and conditions of the Multiparty Guaranty, the Pledge and Security Agreement and any other Transaction Document executed by it and acknowledges and agrees that such agreement and each and every such Transaction Document executed by the undersigned in connection with the Note Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed.

All references to the Note Agreement contained in the above-referenced documents shall be a reference to the Note Agreement as modified by the Amendment and as each of the same may from time to time hereafter be amended, modified or restated.

Dated: May 8, 2012

[Signature Page Follows]

MIDLAND CREDIT MANAGEMENT, INC.
ASCENSION CAPITAL GROUP, INC.
By:	/s/ J. Brandon Black
Name:	J. Brandon Black	By:	/s/ J. Brandon Black
Title:	President & Chief Executive Officer	Name:	J. Brandon Black
		Title:	President

MIDLAND PORTFOLIO SERVICES, INC.		MIDLAND FUNDING LLC

By:	/s/ J. Brandon Black	By:	/s/ J. Brandon Black
Name:	J. Brandon Black	Name:	J. Brandon Black
Title:	President	Title:	President

MIDLAND INDIA LLC		MIDLAND INTERNATIONAL LLC

By:	/s/ Glen Freter	By:	/s/ J. Brandon Black
Name:	Glen Freter	Name:	J. Brandon Black
Title:	Treasurer	Title:	President

MIDLAND FUNDING NCC-2 CORPORATION		MRC RECEIVABLES CORPORATION

By:	/s/ J. Brandon Black	By:	/s/ J. Brandon Black
Name:	J. Brandon Black	Name:	J. Brandon Black
Title:	President	Title:	President

Signature Page to Consent and Reaffirmation

Amendment No. 1

Encore Capital Group, Inc.

Amended and Restated Senior Secured Note Purchase Agreement dated as of February 10, 2011